Exhibit (a)(5)(J)

PLEDGE AGREEMENT

This Agreement is made and entered into as of the 15th day of April, 2004, by and between COMMERCE BANK. N.A., a national banking association (“Pledgee”) and GREGORY M. SHEPARD (“Pledgor”).

Recitals

A.    Pledgor and Pledgee have entered into that certain Promissory Note of even date herewith (as the same may be renewed, extended, amended, restated, replaced or otherwise modified from time to time, the “Note”) whereby Pledgee has made a term loan to Pledgor of $28,000,000.00 pursuant to the terms of the Loan Agreement dated September 6, 2002, amended and restated by the Amended and Restated Loan Agreement dated April 15, 2004 between Pledgor and Pledgee (as the same may be amended and extended, the “Loan Agreement”).

B.    Pledgor owns 51,000 shares of the issued and outstanding voting stock of American Union Insurance Company, an Illinois stock property and casualty insurance company (“AUIC”) (the interests of Pledgor in the voting stock of AUIC are hereinafter collectively called the “Shares” and individually a “Share”).

C.    Pledgor and Pledgee desire to secure the payment of the Indebtedness (as defined in the Loan Agreement) as hereafter provided (the “Secured Obligations”).

In consideration of the foregoing, the agreements below and other sufficient consideration, the receipt of which is hereby acknowledged, Pledgor and Pledgee agree as follows:

1.    Pledge and Grant of Security Interest.

1.1    To secure the due and punctual payment and performance of all the Secured Obligations, Pledgor hereby grants to Pledgee a security interest in all of the Shares. Delivered herewith is a stock power for the stock Share executed in blank by Pledgor to Pledgee.

1.2    In addition, Pledgor hereby grants to Pledgee a security interest in the following (which shall be deemed included in the term “Shares”); (i) all dividends, cash, securities, distributions, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of such Shares, (ii) any and all distributions made in respect to the Shares, whether in cash or in kind, by way of dividends or stock splits, or pursuant to a merger or consolidation or otherwise, or any substitute security issued upon conversion, reorganization or otherwise, (iii) any and all other property hereafter delivered to Pledgor or Pledgee in substitution for or in addition to any of the foregoing (including without limitation all securities issued pursuant to any shareholder agreement, stock purchase agreement, stock purchase rights or other agreement with respect to Shares to which the Pledgor may now or hereafter be a party), all certificates and instruments representing or evidencing such property and all cash, securities, interest, dividends, rights, promissory notes and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof, and (iv) any and all proceeds of any of the foregoing. If any of the foregoing shall be received by Pledgor, they shall immediately deliver the same to Pledgee or its designated nominee, accompanied, if appropriate, by proper instruments of assignment and/or stock powers executed by Pledgor in accordance with Pledgee’s instructions, to be held subject to the terms of this Agreement.

2.    Representations and Warranties. Pledgor represents and warrants that:

2.1    Pledgor owns the Shares, free of all liens, encumbrances and restrictions.

2.2    The filing of the financing statement(s), which have been, or contemporaneously with the execution of this Agreement shall be, executed to Pledgee, in the offices shown thereon, create a valid and fully perfected security interest in the Shares, securing the payment of the Secured Obligations.

2.3    No consent of any party (including, without limitation, any shareholder / stockholder or creditor of Pledgor) and no governmental approval is required for the exercise by Pledgee of the voting or other rights provided for in this Agreement or the remedies in respect of the Shares pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

3.    Dilution of Stock. Pledgor agrees that it will not permit the issuance of any stock or member interests or other securities (including any warrants, options. subscriptions or other contractual arrangements for the purchase of stock or securities convertible into stock) in addition to or in substitution for the Shares. Pledgor will remain the owner of at least the same percentage of the equity interests of AUIC during the term of this Agreement as on the date hereof.

4.    Additional Liens. Pledgor agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Shares, (ii) create or permit to exist any lien upon or with respect to any of the Shares, except for the security interest under this Agreement or (iii) enter into any other contractual obligations which may restrict or inhibit Pledgee’s rights or ability to sell or otherwise dispose of the Shares or any part thereof after the occurrence of a default hereunder.

5.    Default. Anyone or more of the following shall constitute a default hereunder:

5.1    An Event of Default under the Loan Agreement; or

5.2    A violation by Pledgor of any of the provisions or conditions of this Agreement.

6.    Custody and Preservation of the Collateral. Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Shares in its possession (even if it fails to sell or convert Shares which are falling in market value) provided the Pledgee does not act in a grossly negligent manner. The failure of Pledgee to preserve or protect any rights with respect to any of the Shares against other parties shall not be deemed a failure to exercise reasonable care in the custody or preservation of such Shares.

7.    Remedies. Upon the occurrence and during the continuance of an Event of Default:

7.1    Pledgee may at any time exercise the rights and pursue the remedies provided under Article 9 of the Uniform Commercial Code as currently effective in, or as hereafter amended by, the State of Illinois, including but not limited to selling the Shares at any public sale or, at private sale without advertisement if in Pledgee’s reasonable judgment such private sale would result in a greater sale price than a public sale. The parties agree that in the event Pledgee elects to proceed with respect to the Shares, whenever applicable provisions of the Uniform Commercial Code require that notice be reasonable, ten (10) days’ notice shall be deemed reasonable. Pledgee shall not be obligated to make any sale of the Shares regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgee may bid and become a purchaser at any such sale, if public, and upon any such sale Pledgee may collect, receive, and hold and apply, as provided herein, the proceeds thereof to the payment of the Secured Obligations, and assign and deliver the Shares and the certificate therefor to the purchaser at any such sale. The proceeds from any such sale shall be applied first to the payment of all legal and other costs and expenses incurred in connection with the sale and next to the payment of the Secured Obligations. The balance, if any, of such proceeds remaining after such application shall be promptly paid to Pledgor.

7.2    Pledgee shall have the right, at any time in its discretion and without notice to Pledgor, to transfer to or to register in the name of Pledgee or any of its nominees any or all of the Shares.

8.    Right to Vote Shares. Until the Secured Obligations are fully paid, Pledgee shall have the right to vote the Shares with regard to any proposed amendment to the articles of association or warrant agreements which would result in a change in the preferences, qualifications, limitations, restrictions, or the special or relative rights in respect of the Shares. Otherwise, Pledgor shall have the sole right to vote the Shares unless there is a default hereunder.

9.    Preservation and Perfection of Liens. Pledgor shall promptly, upon the request of Pledgee and at Pledgor’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter, if applicable, register, file or record in an appropriate governmental office, any document or instrument supplemental to or confirmatory of this Agreement, and give such further assurances as may otherwise be necessary or desirable for the creation, preservation and/or perfection of the liens created by this Agreement.

10.    Release of Shares. Whenever the full amount of the Secured Obligations have been paid to Pledgee, Pledgee shall return any certificates representing the Shares held by Pledgee to Pledgor, with the stock powers or assignments executed by Pledgor attached, and such Shares shall be deemed released from any Lien hereunder.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be one and the same instrument.

12.    Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

13.    Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be given in the manner required for notices under the Loan Agreement.

14.    Governing Law. This Agreement shall be governed and construed under the internal laws of the State of Illinois.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

PLEDGOR

GREGORY M. SHEPARD
Address:	15 Country Club Place
	Bloomington, IL 61701	/s/ GREGORY M. SHEPARD

PLEDGEE

Address:	Bloomington Banking Center	COMMERCE BANK, N.A.
	Bloomington, IL, 61704	By:

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, Gregory M. Shepard does hereby sell, assign and transfer to Commerce Bank, N.A.            shares of Common Stock of American Union Insurance Company, an Illinois stock property and casualty insurance company (the “Company”), represented by Certificate No(s).              and hereby irrevocably constitutes and appoints                          to transfer the said stock on the books of said Company with full power of substitution in the premises.

Dated:

/s/    Gregory M. Shepard

Gregory M. Shepard

Signature guaranteed: